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SHOPKO STORES, INC. AND SUBSIDIARIES
EXHIBIT 12 - STATEMENTS RE COMPUTATION OF RATIOS
(IN THOUSANDS EXCEPT RATIOS)

                                                                                FISCAL YEARS ENDED
                                                          ------------------------------------------------------------
                                                           FEB. 3,     JAN. 29,     JAN. 30,     JAN. 31,     FEB. 22,
                                                            2001         2000         1999         1998        1997
                                                          (53 WKS)     (52 WKS)     (52 WKS)     (49 WKS)     (52 WKS)
                                                          --------     --------     --------     --------     --------
     Ratio of Earnings to Fixed Charges
     COMPUTATION OF EARNINGS

1    Pretax (Loss) earnings from
       continuing operations                              $(79,011)    $103,862     $ 74,924     $ 67,000     $ 65,000
2    Add previously capitalized interest
       amortized during the period                             615          570          555          550          548

3    Less interest capitalized during the
       period                                                1,418          426          171            0          128
                                                          --------     --------     --------     --------     --------
4    Total earnings (sum of lines 1 to 3)                  (79,814)     104,006       75,308       67,550       65,420

     COMPUTATION OF FIXED CHARGES

5    Interest (1)                                           67,379       48,533       39,025       30,582       31,905

6    Interest factor in rental expense                       8,704        6,573        2,663        1,467        1,400
                                                          --------     --------     --------     --------     --------
7    Total fixed charges (sum of lines 5 and 6)             76,083       55,106       41,688       32,049       33,305

8    TOTAL EARNINGS AND FIXED CHARGES
       (LINE 4 PLUS LINE 7)                               $ (3,731)    $159,112     $116,996     $ 99,599     $ 98,725
                                                          ========     ========     ========     ========     ========
9    Ratio (line 8 divided by line 7)                        (0.05)        2.89         2.81         3.11         2.96

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(1) Includes capitalized interest.

Note: This schedule has been restated to exclude discontinued operations.